UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 21, 2011

BROWNIE’S MARINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28321	90-0226181

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311
(Address of Principal Executive Office) (Zip Code)

(954) 462-5570
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02           Unregistered Sales of Equity Securities

Effective April 21, 2011 (the “Effective Date”), the Company issued 425,000 shares of preferred stock designated as Series A Convertible Preferred Stock (the “Preferred Stock”) to Robert Carmichael, its chief executive officer, at a price per share of $0.001 (the “Issuance Price”).  The Preferred Stock was issued in consideration of the forgiveness of $42,500 advanced by Mr. Carmichael to the Company.

Each holder of Preferred Stock shall have the right at any time to convert all or part of his shares of Preferred Stock into shares of the Company’s common stock such that each share of the Series B Preferred Stock shall convert into that number of fully paid and non-assessable shares of Common Stock by dividing the Issuance Price by the Conversion Price, which is initially $0.00001 per share, subject to adjustment (an aggregate of approximately 42,500,000 shares of common stock).  There is no mandatory conversion.  The shares of Preferred Stock shall vote together with the Company’s Common Stock, except as otherwise required by law.  The number of votes for the Preferred Stock shall be 250 votes for each share of Preferred Stock.  The Preferred Stock is not entitled to dividends or preference upon liquidation.

In addition, on the effective date the Company issued its chief executive officer 20,000,000 shares of restricted common stock (the “Restricted Stock”) in consideration of the personal guaranties provided by Mr. Carmichael in connection with the refinancing of the Company’s mortgage loan on its executive facilities and Mr. Carmichael’s commitment to provide his continuing guaranty on such loan. The Restricted Stock is subject to a restricted stock agreement.  The Restricted Stock is divided into two categories and will expire as follows:  (1) the restrictions on 50% of the Restricted Stock will expire on April 20, 2012 in the event that Mr. Carmichael continues to be employed as a regular full-time employee by the Company until such date and (2) the restrictions on 50% of the Restricted Stock will expire on April 20, 2013 in the event that Mr. Carmichael continues to be employed as a regular full-time employee by the Company until such date.

The Company relied upon exemptions provided for in Sections 4(2) of the Securities Act of 1933, as amended.  The certificates representing the Preferred Stock and Restricted Stock contain legends restricting transferability absent registration or applicable exemption.

All disclosures set forth in this Current Report on Form 8-K are qualified by and subject to the rights, preferences and designations set forth in the amendment to the Certificate of Incorporation and the restricted stock agreement. The amendment to the Certificate of Incorporation and restricted stock agreement are filed as exhibits to this Current Report on Form 8-K.

Item 5.03           Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

The Certificate of Incorporation of the Company authorize the issuance of up to 10,000,000 shares of preferred stock and further authorize the Board of Directors of the Company to fix and determine the designation, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions of the preferred stock.  On the Effective Date the Board of Directors approved by unanimous written consent an amendment to the Company’s Certificate of Incorporation to designate the rights and preferences of 425,000 shares of preferred stock as Series A Convertible Preferred Stock as described in Item 3.02.  As referenced above, a copy of the amendment to the Certificate of Incorporation is filed as an exhibit to this Current Report on Form 8-K and all disclosures set forth in this Current Report on Form 8-K are qualified by and subject to the rights, preferences and designations set forth in the amendment to the Certificate of Incorporation.

Item 9.01.          Financial Statements and Exhibits

 (d) Exhibits

3.1       Series A Convertible Preferred Stock Designation

10.1     Restricted Stock Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: April 27, 2011	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer